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                                                                     Exhibit 9.4


              FIRST AMENDMENT TO EMPRESS RIVER CASINO CORPORATION
                                FERRO BROTHERS
                            VOTING TRUST AGREEMENT

     THIS AGREEMENT dated September 6, 1993, is made by and among Peter A. Ferro, Jr., John T. Ferro and James J. Ferro (the "Shareholders"), and Peter A. Ferro, Jr., as Trustee, and his successors in Trust under this Agreement (the "Trustee").


                                   RECITAL:

     The Shareholders and the Trustee entered into the Empress River Casino Corporation Ferro Brothers Voting Trust Agreement ("Voting Trust Agreement") on May 3, 1993 and desire to amend the trustee succession provisions.


                                  AGREEMENTS

     1. The terms used in this Agreement shall have the same meaning here as in the Voting Trust Agreement.

     2. Section 8 of the Voting Trust Agreement is amended to provide as follows:

          "8. Successor Trustee. The Trustee at any time may resign by mailing to the registered holders of trust certificates a written resignation, to take effect ten days thereafter or upon prior acceptance thereof. If at any time Peter is not the beneficial owner of a number of Shares in the Corporation that is at least twenty-five percent (25%) of the number of Shares held by Shareholders other than himself under this Agreement, he shall be considered to have resigned as Trustee. For purposes of the next preceding sentence, Peter shall be considered the owner of any Shares owned by his wife, children or more remote descendants or trusts for their benefit. Upon the death, resignation or incapacity, of the original or any successor Trustee, he shall be succeeded as Trustee by such one or more individuals and corporations as the owners and holders of trust certificates representing sixty-six and two-thirds percent (66-2/3%) of the voting power of the Shares deposited under this agreement shall designate by written instrument delivered to the successor or successors so designated and to the certificate holders, if any, not joining in the designation. In the event that for a period of more than twenty (20) days no Trustee shall be acting, any court of competent jurisdiction, on the petition of any Shareholder, may appoint a successor Trustee. The successors to Peter A. Ferro, Jr., while acting as Trustees may adopt a plan of succession of Trustees to modify the foregoing plan of succession and having done so may amend or revoke any such plan or a plan adopted by other successor Trustees at any time and


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     from time to time. The rights, powers and privileges of the Trustee named hereunder shall be possessed by the successor Trustees, with the same effect as though such successors originally had been parties to this Agreement. The word "Trustee" as used in this Agreement means the Trustee or any successor Trustees acting hereunder and shall include both the single and plural number. Notwithstanding any contrary provision of this paragraph, the naming of any successor shall be subject to the approval, if required, of the Illinois Gaming Board."

     IN WITNESS WHEREOF, the parties have executed this First Amendment to Voting Trust Agreement on the day and year first above written.



THE TRUSTEE:                                THE SHAREHOLDERS:
------------                                -----------------


/s/  Peter A. Ferro, Jr.                    /s/  Peter A. Ferro, Jr.
----------------------------------          ----------------------------------
Peter A. Ferro, Jr., as Trustee             Peter A. Ferro, Jr.
of the Ferro Brothers Voting Trust


                                            /s/  John T. Ferro
                                            ----------------------------------
                                            John T. Ferro



                                            /s/  James J. Ferro
                                            ----------------------------------
                                            James J. Ferro






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